Registration No. 333-278349

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT
TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-278349
Under

The Securities Act of 1933
Cool Company Ltd.

(Exact name of Registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
7 Clarges Street, 5th Floor, London W1J 8AE United Kingdom (Address of principal executive offices, including zip code)

Cool Company Ltd. Long Term Incentive Plan
Cool Company Ltd. Long Term Incentive Plan Option Agreement
Cool Company Ltd. Long Term Incentive Plan Restricted Stock Unit Award Agreement
(Full title of the plan)
Puglisi & Associates
850 Library Avenue
Suite 204
Newark, Delaware 19711
(Name and address of agent for service)

(302) 738-6680 (Telephone number, including area code, of agent for service)

Copy to:

James A. McDonald, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 (20) 7519 7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (“Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-278349) (including the reoffer prospectus contained therein, the “Registration Statement”) of Cool Company Ltd., a Bermuda exempted company limited by shares (the “Registrant”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 28, 2024, registering (i) 180,828 common shares, par value $1.00 per share (the “Common Shares”), that may be issued upon the vesting and settlement of restricted stock units granted pursuant to the Cool Company Ltd. Long Term Incentive Plan Restricted Stock Unit Award Agreements executed November 25, 2022 and November 30, 2023, (ii) 272,233 Common Shares issuable upon the exercise of share options granted pursuant to the Cool Company Ltd. Long Term Incentive Plan Option Agreement executed November 25, 2022 (the “2022 Option Agreement”), (iii) 890,945 Common Shares that may be issued upon the vesting and exercise of the share options granted pursuant to the 2022 Option Agreement and Long Term Incentive Plan Option Agreement executed on November 30, 2023) and (iv) 151,043 Common Shares reserved for future award grants under the Company’s Long Term Incentive Plan effective as of November 25, 2022.
The Post-Effective Amendment is also being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under such Registration Statement.
On January 9, 2026, pursuant to the Agreement and Plan of Merger, dated as of September 29, 2025 (the “Merger Agreement”), by and among the Registrant, Bounty Ltd, a Liberian nonresident domestic corporation and a wholly owned indirect subsidiary of EPS Ventures Ltd., a company duly incorporated in the Marshall Islands (“EPS”) and solely for the purposes of the Guarantor Provisions (as defined in the Merger Agreement), EPS, with Apex Merger Sub Ltd, a Bermuda exempted company limited by shares and a wholly owned subsidiary of EPS (“Merger Sub”) acceding to the Merger Agreement on October 15, 2025, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of EPS (the “Merger”).
As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statement and deregistering all Common Shares registered but unsold as of the effective time of the Merger under the Registration Statement, if any. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Shares that had been registered for issuance under the Registration Statement that remain unsold at the termination of the offerings, the Registrant removes from registration any and all such Common Shares registered but unsold as of the date of this Post-Effective Amendment. The Registration Statement is amended, as appropriate, to reflect the deregistration of all such Common Shares as of the date of this Post-Effective Amendment and the Registrant terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niseko, Japan, on January 9, 2026.
Cool Company Ltd.
By:    /s/ Cyril Ducau
Name:    Cyril Ducau
Title:    Director
Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

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